                                                                       EXHIBIT 1







--------------------------------------------------------------------------------

                              INVESTMENT AGREEMENT

                                 by and between

                             THE ENSTAR GROUP, INC.

                                       and

                             J. CHRISTOPHER FLOWERS

                             As of October 20, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------


ARTICLE I.  PURCHASE AND SALE OF SHARES........................................3
        Section 1.1. Purchase and Sale.........................................3
        Section 1.2. Consideration.............................................3
        Section 1.3. Closing...................................................3
        Section 1.4. Deliveries by Seller......................................3
        Section 1.5. Deliveries by Buyer.......................................4
        Section 1.6. Transfer Restrictions.....................................4

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SELLER..........................6
        Section 2.1. Organization..............................................6
        Section 2.2. Authorization.............................................6
        Section 2.3. Capitalization............................................7
        Section 2.4. Consents and Approvals; No Violations.....................7
        Section 2.5. Financial Statements......................................8
        Section 2.6. Absence of Material Adverse Change........................9
        Section 2.7. SEC Filings...............................................9
        Section 2.8. Brokers, Finders and Investment Bankers Fees.............10
        Section 2.9. Hart Scott Rodino Act....................................10
        Section 2.10. State Takeover Laws.....................................10
        Section 2.11. Investment Company......................................11
        Section 2.12. Litigation..............................................11
        Section 2.13. NOLs....................................................12

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER.........................12
        Section 3.1. Authority of Buyer.......................................12
        Section 3.2. Consents and Approvals; No Violations....................13
        Section 3.3. Net Worth................................................13
        Section 3.4. Brokers, Finders and Investment Bankers Fees.............13
        Section 3.5. Investment Representations...............................14
        Section 3.6. Hart Scott Rodino Act....................................15
        Section 3.7. Litigation...............................................15

ARTICLE IV.  COVENANTS AND AGREEMENTS.........................................16
        Section 4.1. Reasonable Best Efforts..................................16
        Section 4.2. Covenant to Satisfy Conditions...........................16
        Section 4.3. Public Announcements.....................................16
        Section 4.4. Proxy Statement and Special Meeting......................17
        Section 4.5. Board of Directors Position..............................18
        Section 4.6. Share Transfer Restrictions..............................19
        Section 4.7. Indemnification..........................................20
        Section 4.8. Adjustments..............................................22
        Section 4.9. Rights Agreement.........................................23
        Section 4.10. Vice-Chairman...........................................23
        Section 4.11. Registration Rights.....................................24



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ARTICLE V.  STANDSTILL OBLIGATIONS............................................24
        Section 5.1. Definitions..............................................24
        Section 5.2. Standstill Obligations...................................25
        Section 5.3. Termination of Standstill Obligations....................26
        Section 5.4. Fiduciary Duties.........................................27

ARTICLE VI.  CONFLICTING TRANSACTIONS.........................................27
        Section 6.1. Conflicting Business Opportunities.......................27

ARTICLE VII.  CONDITIONS TO OBLIGATIONS OF THE PARTIES........................28
        Section 7.1. Conditions to Each Party's Obligation....................28
        Section 7.2. Conditions to Obligations of Seller......................29
        Section 7.3. Conditions to Obligations of Buyer.......................29

ARTICLE VIII.  TERMINATION....................................................30
        Section 8.1. Termination..............................................30
        Section 8.2. Procedure and Effect of Termination; Termination Fee.....31

ARTICLE IX.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...........32
        Section 9.1. No Survival of Representations and Warranties............32
        Section 9.2. Survival of Covenants and Agreements.....................32

ARTICLE X.  MISCELLANEOUS.....................................................33
        Section 10.1. Fees and Expenses.......................................33
        Section 10.2. Further Assurances......................................33
        Section 10.3. Notices33
        Section 10.4. Severability............................................35
        Section 10.5. Binding Effect; Assignment..............................35
        Section 10.6. No Third Party Beneficiaries............................35
        Section 10.7. Interpretation..........................................36
        Section 10.8. Arbitration.............................................36
        Section 10.9. Entire Agreement........................................38
        Section 10.10. Governing Law..........................................38
        Section 10.11. Counterparts...........................................39
        Section 10.12. Amendment, Modification and Waiver.....................39


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                                  DEFINED TERMS

Term                                                                   Section
----                                                                   -------

Affiliate............................................................  10.7(c)
Agreement............................................................ Preamble
Acquisition Proposal.................................................    4.4(b)
Acquisition Transaction..............................................    4.4(b)
Amendment to the Rights Agreement....................................    2.10
Articles of Incorporation............................................    2.7
Board of Directors................................................... Preamble
Buyer................................................................ Preamble
Buyer Disclosure Letter..............................................Article III
Buyer Material Adverse Effect........................................    3.2
Buyer Parties........................................................    6.1
Bylaws...............................................................    2.7
Claim................................................................    4.7(b)
Closing..............................................................    1.1
Closing Date.........................................................    1.3
Common Stock......................................................... Preamble
Continuing Directors.................................................    5.1
Director............................................................. Preamble
Enstar............................................................... Preamble
Exchange Act.........................................................    2.7
Financial Statements.................................................    2.5
GAAP.................................................................    2.5
GBCC................................................................. Preamble
Hart Scott Rodino Act................................................    2.9
Indemnified Party....................................................    4.7(c)
NOLs.................................................................    2.12
Material Conflict....................................................    6.1(c)
Permitted Transferee.................................................    4.6(b)
Person...............................................................  10.7(b)
Promissory Note...................................................... Preamble
Qualified Directors.................................................. Preamble
Recommendation.......................................................    4.4(a)
Registration Rights Agreement........................................    7.2(d)
Rights Agreement.....................................................    2.7
Rules for Arbitration................................................    10.8
SEC..................................................................    2.7
Seller Material Adverse Effect.......................................    2.4
Share Price.......................................................... Preamble
Shares............................................................... Preamble
Securities Act.......................................................    1.6
Seller............................................................... Preamble
Seller Disclosure Letter............................................. Article II
Share Price.......................................................... Preamble
Significant Proposal.................................................    5.1
Special Meeting...................................................... Preamble
Superior Proposal....................................................    4.4(b)
Termination Fee......................................................    8.2(b)
Transaction.......................................................... Preamble


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                                    SCHEDULES
                                    ---------

Schedule                                                                  Number
--------                                                                  ------

Seller Disclosure Letter                                                     1

Buyer Disclosure Letter                                                      2




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                                    EXHIBITS
                                    --------

Exhibit                                                                  Number
-------                                                                  ------

Promissory Note                                                            2

Form of Shareholder Letter                                             [OMITTED]

Registration Rights Agreement                                              3




                                       v
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                              INVESTMENT AGREEMENT
                              --------------------

        THIS INVESTMENT AGREEMENT, dated as of October 20, 1998 (the "Agreement"), by and between THE ENSTAR GROUP, INC., a Georgia corporation ("Seller" or "Enstar") and J. CHRISTOPHER FLOWERS, an individual resident of the State of New York ("Buyer").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, Buyer has been an outside director of Seller (a "Director") since October of 1996;

        WHEREAS, Seller desires to secure the services of Buyer in an enhanced capacity as Vice Chairman of the Board of Directors of Seller (the "Board of Directors") and to utilize the services of Buyer to assist in the search for and acquisition of an operating company;

        WHEREAS, Buyer desires to assume an enhanced role with Seller as the Vice Chairman of the Board of Directors and in connection therewith desires to make a significant investment in Seller on the terms described in this Agreement;

        WHEREAS, Seller desires to sell to Buyer 1,158,860 newly issued shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Seller at a price per share of $12.94375 (the "Share Price"), which represents the average of the closing prices for shares of Common Stock for the 10 trading days immediately preceding October 20, 1998, the date the Board of Directors approved the proposed sale of the Shares to Buyer;

        WHEREAS, Seller desires to sell the Shares to Buyer in exchange for a full recourse promissory note of Buyer in the form attached hereto as Exhibit 1 (the "Promissory Note" and the



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purchase  and  sale  of the  Shares  in  exchange  for  the  Promissory  Note is hereinafter referred to as the "Transaction");

        WHEREAS, the Seller has received an opinion from Stephens Inc. to the effect that the consideration to be received by Seller in the Transaction is fair to the disinterested shareholders of Seller from a financial point of view;

        WHEREAS, the qualified directors (the "Qualified Directors"), within the meaning of Section 14-2-862(d) of the Georgia Business Corporations Code (the "GBCC"), have approved the Transaction and recommend that the Transaction be approved by the holders of a majority of the qualified shares, within the meaning of Section 14-2-863(b) of the GBCC, in accordance with the requirements of Section 14-2-863 of the GBCC at a special meeting of the shareholders of Seller (the "Special Meeting"); and

        WHEREAS, each of the Qualified Directors, in their capacity as shareholders of Seller, have agreed to vote the shares of Common Stock owned by them at the Special Meeting in favor of the Transaction, and has heretofore delivered to Buyer for his benefit a letter in the form attached hereto as
Exhibit 2 confirming such agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties hereto agree as follows:




                                       2
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                                   ARTICLE I.

                           PURCHASE AND SALE OF SHARES
                           ---------------------------

        Section 1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, the Shares.

        Section 1.2. Consideration. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Shares, Buyer will execute and deliver to Seller at the Closing the Promissory Note.

        Section 1.3. Closing. The Closing of the Transaction shall take place as promptly as practicable, but in any event no earlier than December 1, 1998 and no later than the fifth business day following the satisfaction or waiver of all of the conditions to Closing set forth in Article VII hereof, at 10:00 a.m., local time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or on such other date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

        Section 1.4. Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

             (a) The stock certificate or certificates representing the Shares registered in such names and



                                       3
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denominations as Buyer shall instruct Seller in writing prior to the Closing;
and

             (b) All other documents, instruments and writings required or reasonably requested by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

        Section 1.5. Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

             (a) The Promissory Note in accordance with Section 1.2 hereof; and

             (b) All other documents, instruments and writings required or reasonably requested by Seller to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

        Section 1.6. Transfer Restrictions. Buyer acknowledges and agrees that the Shares will be sold to Buyer in a sale not involving any public offering, and that the subsequent resale or transfer of the Shares will be restricted under federal and state securities laws. Each certificate representing the Shares will be stamped or otherwise imprinted with a legend substantially in the following form:

                THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE



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        SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE
        SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS ENSTAR HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER
        APPLICABLE LAWS.

        Each certificate issued upon exchange or transfer of any such Shares will bear the legend set forth above, except that such certificate will not bear such legend (and Seller will cause any such legend to be removed) if (i) such transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) Seller is provided with an opinion of counsel reasonably satisfactory to Seller to the effect that such transfer of the Shares may be effected without registration under the Securities Act or applicable state securities laws and other jurisdictions and that the transferee (other than an affiliate of Seller) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

        Buyer acknowledges that there are additional restrictions on the transfer of the Shares contained in Section 4.6 of this Agreement, and that the certificate(s) evidencing the Shares will bear an appropriate legend relating to such additional transfer restrictions. The foregoing provisions of this Section
1.6 shall not be deemed to affect the obligations of Seller under the Registration Rights Agreement.

                              ARTICLE II.

               REPRESENTATIONS AND WARRANTIES OF SELLER
               ----------------------------------------

        With such exceptions as are set forth in a letter (the "Seller Disclosure Letter") delivered by Seller to Buyer prior to the execution of this Agreement, Seller hereby represents and warrants to Buyer as follows:

        Section 2.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        Section 2.2. Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its covenants and agreements hereunder have been duly and validly authorized by the Board of Directors. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 2.3. Capitalization. The authorized capital stock of Seller consists of 55,000,000 shares of Common Stock. As of the date hereof, there are 4,106,709 shares of Common Stock issued and outstanding. Each share of Common Stock which is outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, Common Stock of Seller, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than this Agreement) which could obligate Seller to issue any shares of its Common Stock. The Shares have been duly authorized, and on the Closing Date the Shares will be duly issued and delivered, and upon payment therefor in accordance with the terms and conditions hereof, the Shares will constitute validly issued, fully paid and nonassessable shares of Common Stock, free of preemptive rights. Section 2.4. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement or obligation to which Seller is a party or by which Seller or any of its assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Seller, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Seller and its subsidiary, taken as a whole (a "Seller Material Adverse Effect").

        Section 2.5. Financial Statements. Seller has made available to Buyer:
(a) the audited balance sheets of Seller and its subsidiary as of December 31, 1996 and 1997 and the audited statements of income and cash flows thereof for the respective fiscal years then ended, including the notes thereto; and (b) the unaudited balance sheet of Seller and its subsidiary as of June 30, 1998 and the unaudited statements of income and cash flows thereof for the six month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Financial Statements". Except as disclosed in the Financial Statements, the Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the consolidated financial position and consolidated results of operations of Seller and its subsidiary as of the dates and for the applicable periods indicated, in each case in conformity with

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generally accepted accounting principles ("GAAP"), consistently applied.

        Section 2.6. Absence of Material Adverse Change. Except as otherwise contemplated by this Agreement, since June 30, 1998, (i) the business of Seller and its subsidiary has been carried on only in the ordinary and usual course and
(ii) there has not been any Seller Material Adverse Effect.

        Section 2.7. SEC Filings. Since March 27, 1997, Seller has filed all forms, reports and documents, including any amendments thereof, with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, report or document was filed, including any amendments thereto, in all material respects with the applicable requirements of the Securities Act and Exchange Act and the applicable rules and regulations promulgated thereunder. As of their respective dates, the forms, reports and documents, including any amendments thereto, filed by Seller with the SEC did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The filings with the SEC made by Seller prior to the date hereof contain a true, complete and correct copy of each of the articles of incorporation of Seller (the "Articles of Incorporation"), the

Bylaws of Seller (the "Bylaws") and the rights agreement dated as of January 20, 1997 between Seller and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement).

        Section 2.8. Brokers, Finders and Investment Bankers Fees. Except for the engagement of Stephens Inc. to deliver an opinion as to the fairness of the consideration to be received by Seller in the Transaction, Seller has not employed any financial advisor or finder or incurred any liability for any broker, investment banker or other financial advisor in connection with this Agreement or the transactions contemplated hereby.

        Section 2.9. Hart Scott Rodino Act. For purposes of the
Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "Hart Scott Rodino Act"), neither Seller nor any Person that includes Seller has total assets or annual net sales of $100,000,000 or more.

        Section 2.10. State Takeover Laws. The Board of Directors of the Seller has taken all actions necessary so that the Buyer is not an "interested stockholder" for purposes of Sections 14-2-1131 through 14-2-1133 of the GBCC. Seller is not subject to any other takeover statute applicable under the GBCC. On the date hereof and on the Closing Date, the Rights Agreement has been amended (the "Amendment to the Rights Agreement") to exclude from the definition of "Acquiring Person" (as such term is defined in the Rights Agreement) Buyer and his Permitted Transferees and to otherwise exempt the Transaction and certain related matters and any transfer of the Shares or the pledge thereof in accordance with the provisions of Section 4.6(b)(i),

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(ii) or (iii) from the applicable provisions of the Rights Agreement.

        Section 2.11. Investment Company. Seller is not, and as a result of and after giving effect to the consummation of the Transaction will not be, an "investment company" as defined in the Investment Company Act of 1940, as amended. To the knowledge of Seller, Seller is not a company controlled by such an investment company.

        Section 2.12. Litigation. As of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, currently threatened against Seller that questions the validity of this Agreement, the Registration Rights Agreement or the Promissory Note or the right of Seller to enter into, or to consummate, the transactions contemplated hereby or thereby, or that is reasonably likely, either individually or in the aggregate, to have a Seller Material Adverse Effect, nor does Seller have knowledge that there is any basis for any of the foregoing. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that specifically names Seller or its subsidiary and as to which either compliance or noncompliance is reasonably likely to have a Seller Material Adverse Effect. There is no action, suit, proceeding or investigation by Seller currently pending or which Seller intends to initiate that is material to the operations of Seller.

        Section 2.13. NOLs. None of the net operating loss carryforwards or tax credits of the Seller or its subsidiary ("NOLs") are subject to any current limitation resulting from an ownership change under Section 382 or 383 of the Internal Revenue Code of 1986 and neither the entering into of this Agreement nor the consummation of the Transaction will result in the occurrence of an ownership change upon the date hereof or the Closing Date.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

        With such exceptions as are set forth in a letter (the "Buyer Disclosure Letter") delivered by Buyer to Seller prior to the execution of this Agreement, Buyer hereby represents and warrants to Seller as follows: Section 3.1. Authority of Buyer. Buyer is an individual resident of the State of New York and Buyer has the capacity to execute and deliver this Agreement and perform his obligations hereunder. No other actions on the part of Buyer are necessary to permit the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions so contemplated by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.2. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby by Buyer will (a) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (b) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement or obligation to which Buyer is a party or by which Buyer or any of his assets may be bound; or (c) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, excluding from the foregoing clauses (a), (b) and (c) such requirements, violations, conflicts, defaults or rights which would not have a material adverse effect upon the assets, liabilities, financial condition or prospects of Buyer (a "Buyer Material Adverse Effect").

        Section 3.3. Net Worth. As of the date hereof and as of the Closing Date, Buyer has and will have the minimum net worth, calculated in accordance with GAAP, as set forth in the Buyer Disclosure Letter.

        Section 3.4. Brokers, Finders and Investment Bankers Fees. Buyer has not employed any financial advisor or finder or incurred any liability for any broker, investment banker or other financial advisor in connection with this Agreement or the transactions contemplated hereby.

        Section 3.5. Investment Representations.

             (a) Buyer is acquiring the Shares for his own account, for investment, and not with a view toward the resale or distribution thereof in violation of the Securities Act or any applicable state securities laws.

             (b) Buyer understands that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares are not and will not be registered under the Securities Act or any applicable state securities laws, and except as provided in the Registration Rights Agreement (defined herein) may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.

             (c) Buyer represents that he has the ability to bear the economic risks of his investment in the Shares for an indefinite period of time. Buyer further acknowledges that he has retained counsel to represent him in connection with the matters contemplated hereby and that Buyer has had the opportunity to ask questions of, and receive answers from, Seller with respect to the business and financial condition of Seller and the terms and conditions of the Shares and to obtain any additional information which Seller possesses or can acquire without unreasonable effort or expense that is necessary to verify such information.

             (d) Buyer represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Shares. Buyer further represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act with respect to his purchase of the Shares.

        Section 3.6. Hart Scott Rodino Act. For purposes of the Hart Scott Rodino Act, Buyer and all entities directly or indirectly controlled by Buyer do not have total assets or annual sales of $100,000,000 or more.

        Section 3.7. Litigation. As of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, currently threatened against Buyer that questions the validity of this Agreement, the Registration Rights Agreement or the Promissory Note or the right of Buyer to enter into, or to consummate, the transactions contemplated hereby or thereby, or that is reasonably likely, either individually or in the aggregate, to have a Buyer Material Adverse Effect, nor does Buyer have knowledge that there is any basis for any of the foregoing. Buyer is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that specifically names Buyer as to which either compliance or noncompliance is reasonably likely to have a Buyer Material Adverse Effect. There is no action, suit, proceeding or investigation by Buyer currently pending or which Buyer intends to initiate that is material to the assets, liabilities or financial condition of Buyer.

                                  ARTICLE IV.

                            COVENANTS AND AGREEMENTS
                            ------------------------

        Section 4.1. Reasonable Best Efforts. Each of Seller and Buyer shall cooperate and use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transaction by December 31, 1998.

        Section 4.2. Covenant to Satisfy Conditions. Seller will use its reasonable best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use his reasonable best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Buyer.

        Section 4.3. Public Announcements. Upon the execution of this Agreement, Seller and Buyer will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held company. Upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint press release with respect to the consummation of the transactions contemplated hereby.

        Section 4.4. Proxy Statement and Special Meeting.

             (a) Seller shall prepare and file with the SEC as soon as is reasonably practicable a proxy statement relating to the Transaction. Seller shall call the Special Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Transaction. Seller will use its reasonable best efforts to hold the Special Meeting as promptly as practicable and will, through its Qualified Directors, recommend that its shareholders approve the Transaction in accordance with the requirements of Section 14-2-863 of the GBCC (the "Recommendation") except as set forth in, and subject to the terms and conditions contained in, Section 4.4(b) hereof.

             (b) Prior to the Special Meeting, the Qualified Directors may withdraw the Recommendation if there is an unsolicited bona fide written proposal or offer with respect to the purchase of all or a significant portion of the assets, or fifteen percent (15%) or more of the capital stock of, Seller (any of the foregoing being hereinafter referred as an "Acquisition Transaction"), if and only to the extent that: (i) the Qualified Directors conclude in good faith (after consultation with their financial advisor) that such Acquisition Transaction is reasonably capable of being completed, taking into account all legal, financial and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to Seller's shareholders from a financial point of view than the Transaction (any such proposal or offer, an "Acquisition Proposal" and any such more favorable transaction, a "Superior Proposal"), (ii) the Qualified Directors conclude in good faith (after consultation with their financial advisor and legal counsel) that the Superior Proposal is not capable of being completed without termination of this Agreement; and (iii) the Qualified Directors determine in good faith, after consultation with their legal counsel, that the fiduciary duties of the Qualified Directors to the shareholders of Seller under applicable law requires that the Qualified Directors withdraw such recommendation. Until the Closing Date, the Seller agrees that neither it nor its subsidiary nor any of its executive officers or directors shall, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries with respect to or the making of any Acquisition Proposal.

             Section 4.5. Board of Directors Position. Seller agrees, through its Board of Directors, to nominate Buyer for election to the Board of Directors as a Class I Director by the shareholders of Seller for so long as Buyer owns five percent (5%) or more of the outstanding capital stock of Seller; provided, however, that Seller's obligations under this Section 4.5 shall terminate and expire on the sixth anniversary of the Closing Date.

        Section 4.6. Share Transfer Restrictions.

             (a) Buyer and Seller agree that, without the prior written consent of Seller, Buyer will not sell, transfer or otherwise, directly or indirectly, dispose of any of the Shares prior to the second anniversary of the Closing Date; provided, however, that the restrictions on transfer set forth in this
Section 4.6 shall terminate and expire upon the earlier of: (i) the repayment in full of the Promissory Note; (ii) Buyer no longer being a Director (other than as a result of Buyer resigning from his directorship or being removed from his directorship by an affirmative vote of the shareholders of Seller for cause); or
(iii) the Continuing Directors (as defined herein) shall no longer constitute a majority of the Board of Directors of Seller.

             (b) Notwithstanding anything to the contrary contained herein or in any other document executed in connection with the matters contemplated hereby, the restriction contained in Section 4.6(a) hereof shall not: (i) prohibit Buyer from, and Buyer shall be entitled to participate in, (1) any offer made by Seller to its shareholders generally (including, without limitation, any tender or exchange offer or share repurchase program) and (2) any merger, tender offer, reorganization, share exchange, consolidation or similar transaction approved by the Board of Directors; (ii) apply to any bona fide pledge of the Shares by Buyer (it being understood that the pledgee thereunder shall remain subject to the restrictions set forth in Section 4.6(a) hereof); and (iii) apply to any transfer of the Shares to

Buyer's immediate family members (including grandchildren), to any entity in which Buyer or members of his immediate family own all of the capital stock or equity interests or to or among Buyer's estate (including, without limitation, any transfer by Buyer to or among any trust, custodial or other similar accounts or funds for the benefit of Buyer or any other member of his immediate family), in each instance with such transferee (each, a "Permitted Transferee"), remaining subject to the restrictions set forth in Section 4.6(a) hereof.

             (c) Buyer and Seller further acknowledge and agree that the certificate or certificates evidencing the Shares shall bear a legend reflecting the transfer restrictions set forth in this Section 4.6 for so long as such transfer restrictions shall remain in effect in accordance with the terms of this Section 4.6.

        Section 4.7.  Indemnification.

             (a) Buyer and Seller acknowledge and agree that if any action or omission of Buyer in connection with the matters contemplated by this Agreement is not subject to indemnification pursuant to the provisions set forth in
Article VI of Seller's Bylaws (which indemnification provisions insofar as they relate to Buyer and the transactions contemplated hereby or any other document executed in connection herewith shall not be amended, altered or otherwise modified without the prior written consent of Buyer for a period of six years after the Closing Date), then such action or omission shall be indemnifiable pursuant to the terms and conditions set forth in Section 4.7(b) and (c) hereof.

             (b) Seller agrees to indemnify and hold harmless Buyer and any of his Affiliates (direct or indirect) from and against all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever ("Claims") which may be incurred by or asserted against or involve Buyer, or any of his Affiliates (direct or indirect) as a result of any third-party claim arising out of the transactions contemplated hereby and, upon demand by Buyer or any such Affiliate, pay or reimburse any of Buyer or his Affiliates for any reasonable out-of-pocket legal or other expenses, and other costs incurred by Buyer or its Affiliates (direct or indirect) in connection with the investigation, defending or preparing to defend any such Claim, provided that the foregoing indemnity shall not apply to the extent any Claim arises from the gross negligence or willful misconduct of an Indemnified Party (as defined herein).

             (c) Each person entitled to indemnification under Section 4.7(b) hereof (each an "Indemnified Party") shall give notice to Seller promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and shall permit Seller to assume the defense of any such Claim; provided, that counsel for Seller, who shall conduct the defense of such Claim, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and Seller in such action, in which case the reasonable fees and expenses for one such counsel for all Indemnified Parties (and one local counsel) shall be at the expense of Seller), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve Seller of its obligations under
Section 4.7(b) or this Section 4.7(c) except, and only to the extent that, such failure to give notice as provided herein results in the forfeiture of material rights or material defenses otherwise available to Seller or the Indemnified Party with respect to such Claim. Seller may not, in the defense of any such Claim, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Claim. Each Indemnified Party shall furnish such information regarding itself or the Claim in question as Seller may reasonably request in writing and as shall be reasonably required in connection with the defense of such Claim.

        Section 4.8.  Adjustments.

             (a) If the number of shares of Common Stock outstanding at any time after the date hereof and prior to the Closing is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common

Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split up, the Share Price shall be appropriately decreased so that the number of Shares to be acquired by Buyer shall be increased in proportion to such increase in outstanding shares.

             (b) If the number of shares of Common Stock outstanding at any time after the date hereof and prior to the Closing is decreased by a combination of the outstanding shares of Common Stock, then, following the record date fixed for such combination, the Share Price shall be appropriately increased so that the number of Shares to be acquired by Buyer shall be decreased in proportion to such decrease in outstanding shares.

        Section 4.9. Rights Agreement. The Amendment to the Rights Agreement shall remain in full force and effect at all times.

        Section 4.10. Vice-Chairman. On or prior to the Closing Date, Seller shall appoint Buyer Vice Chairman of the Board of Directors to serve in such capacity at the discretion of the Board of Directors, which position shall be an executive position, and in such capacity Buyer shall assist Seller in the search for and acquisition of an operating company. In his capacity as Vice Chairman of the Board of Directors, Buyer shall be entitled to reimbursement of his out-of-pocket expenses incurred in connection with providing services to Seller and such other compensation and remuneration as the Board of Directors of Seller shall determine in its discretion. Seller acknowledges and agrees that Buyer is and will be engaged in other business activities and that there shall be no specific time commitment applicable to Buyer with respect to the performance of his services as Vice Chairman of the Board.

        Section 4.11. Registration Rights. Seller covenants that it will not hereinafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Buyer in the Registration Rights Agreement.

                                   ARTICLE V.

                             STANDSTILL OBLIGATIONS
                             ----------------------

        Section 5.1. Definitions. For purposes of this Article V

        "Significant Proposal" means any proposal for: (a) a tender or exchange offer, a merger, consolidation, share exchange or other business combination involving Seller; (b) a recapitalization, liquidation, dissolution or similar transaction involving Seller; (c) a sale of all or substantially all of the assets of Seller; (d) the removal of a Continuing Director or the increase in the number of directors constituting the Board of Directors; or (e) the acquisition of twenty percent (20%) or more of the outstanding capital stock of Seller, other than in connection with the Transaction.

        "Continuing Directors" means T. Whit Armstrong, T. Wayne Davis, Nimrod
T. Frazer and Jeffrey S. Halis and any new member hereinafter added to the Board of Directors by a majority vote of such Continuing Directors.

        Section 5.2. Standstill Obligations. Subject to the provisions of Sections 5.3 and 5.4 of this Agreement, Buyer will not and will not authorize any of its agents or representatives to, without prior written approval of a majority of the Continuing Directors, directly or indirectly, acting alone or in concert with others:

             (a) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any capital stock or direct or indirect rights to acquire any capital stock of Seller, other than (i) any capital stock or rights offered generally to the other shareholders of Seller (including, without limitation, in connection with a tender or exchange offer, a merger, consolidation, share exchange or other business combination involving Seller); (ii) any rights issued under the Rights Agreement and any shares of capital stock acquired upon the exercise thereof; (iii) capital stock or rights acquired pursuant to the terms and conditions of any agreement or arrangement approved by a majority of the Continuing Directors in office at the time such agreement or arrangement is or was approved by the Board of Directors (including, without limitation, all stock options issued to Buyer); or (iv) capital stock or rights acquired pursuant to a transaction approved by a majority of the Continuing Directors in office at the time such transaction is or was approved by the Board of Directors;

             (b) submit a proposal for, or offer to effect any Significant Proposal;

             (c) make, or in any way participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of capital stock of Seller in connection with a Significant Proposal; or

             (d) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act in connection with any of the foregoing. Buyer will promptly advise Seller of any inquiry or proposal made to Buyer with respect to any of the foregoing and describe, in reasonable detail, the terms and conditions thereof.

        Section 5.3. Termination of Standstill Obligations. The standstill obligations of Buyer described in Section 5.2 of this Article shall commence upon execution hereof and shall terminate upon the earlier to occur of the following events:

             (a) termination of this Agreement pursuant to Article VIII hereof;

             (b) Buyer shall beneficially own five percent (5%) or fewer of the outstanding shares of capital stock of Seller for a period of at least ninety
(90) consecutive days;

             (c) the Continuing Directors no longer constitute a majority of the Board of Directors;

             (d) Buyer no longer being a Director (other than as a result of Buyer resigning from his directorship or Buyer being removed from his directorship by an affirmative vote of the shareholders of Seller for cause); or

             (e) the sixth anniversary of the Closing Date. Section

        5.4. Fiduciary Duties. Notwithstanding anything to the contrary contained in this Article V (including, without limitation, Section 5.2(b)), this Agreement or any other agreement contemplated hereby, Buyer shall have the right to take action or omit to take action in his capacity as a Director of Seller for so long as he serves in such capacity.

                                   ARTICLE VI.

                            CONFLICTING TRANSACTIONS
                            ------------------------

        Section 6.1. Conflicting Business Opportunities.

             (a) Seller acknowledges and agrees that Buyer and any entities in which Buyer may invest or which Buyer may control (collectively, the "Buyer Parties") are or may be engaged in the future in business activities that compete with Seller or are in the same lines of business as Seller. The Buyer Parties shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as Seller, or (ii) do business with any client or customer of Seller. Accordingly, Buyer will not be liable to Seller or to its shareholders for breach of any fiduciary duty by reason of any such activities.

             (b) In the event that Buyer acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Buyer and Seller, Buyer is not under any duty to present such corporate opportunity to Seller, and Buyer (i) will not be liable to Seller or its shareholders for breach of any fiduciary duty as a shareholder of Seller by reason of the fact that Buyer or any other Buyer Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present the corporate opportunity to Seller and (ii) shall be deemed not to have breached Buyer's duty of loyalty to Seller or its shareholders and not to have derived an improper personal benefit therefrom.

                                  ARTICLE VII.

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES
                    ----------------------------------------

        Section 7.1. Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions:

             (a) No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

             (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

             (c) There shall not be any suit, action, investigation, inquiry or other proceeding commenced by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby; and

             (d) The Transaction shall have been approved at the Special Meeting by a majority of the total votes entitled to be cast by the holders of all qualified shares of Common Stock at such Special Meeting in accordance with Section 14-2-863 of the GBCC.

               Section 7.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

             (a) The representations and warranties of Buyer contained in
Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

             (b) Buyer shall have performed in all material respects his obligations under this Agreement required to be performed by him at or prior to the Closing pursuant to the terms hereof;

             (c) Buyer shall have delivered to Seller those items set forth in
Section 1.5 hereof; and

             (d) Buyer shall have duly executed and delivered the Registration Rights Agreement in the form attached as Exhibit 7.2 to this Agreement (the "Registration Rights Agreement").

        Section 7.3. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

             (a) The representations and warranties of Seller contained in
Article II of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

             (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

             (c) Seller shall have delivered to Buyer those items set forth in
Section 1.4 hereof and the Amendment to the Rights Agreement shall be in full force and effect; and

             (d) Seller shall have duly executed and delivered the Registration Rights Agreement.

                                  ARTICLE VIII.

                                   TERMINATION
                                   -----------

        Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

             (a) at any time, by mutual written consent of Seller and Buyer;

             (b) at any time on or after March 1, 1999 by either party, if the Closing shall not have occurred on or prior to such date;

             (c) by either party if, at the Special Meeting, the shareholders fail to approve the Transaction in accordance with the requirements of Section 14-2-863 of the GBCC, and such meeting is ended without any adjournment to another time; and

             (d) by either party, if the Qualified Directors shall have withdrawn their recommendation of the Transaction in accordance with Section 4.4(b) hereof.

        Section 8.2.  Procedure and Effect of Termination; Termination Fee.

             (a) In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by Seller, on the one hand, or Buyer, on the other hand, so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section 8.1 hereof and other than as set forth in Section 8.2(b) herein, there shall be no liability or obligation hereunder on the part of Seller or Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, shall have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section
8.2 and Sections 4.7 and 10.1 hereof shall survive any such termination.

             (b) If this Agreement is terminated (i) pursuant to Section 8.1(d) or (ii) pursuant to Section 8.1(c), and, in the case of clause (ii), if prior to the Special Meeting (or an adjournment thereof) an Acquisition Transaction was pending or consummated or an Acquisition Proposal was made and within one year after the termination of this Agreement Seller consummates or enters into an Acquisition Transaction with any Person (other than Buyer), Seller shall (A) at the time of such termination in the case of a termination under clause (i) above or (B) upon consummation of such Acquisition Transaction in the case of a termination under clause (ii) above, pay Buyer a fee of $1,000,000 (the "Termination Fee"). Any termination by Seller under Section 8.1(d) shall not be effective unless the Termination Fee is paid.

                                   ARTICLE IX.

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
             ------------------------------------------------------

        Section 9.1. No Survival of Representations and Warranties. The representations and warranties of Seller and Buyer made in Articles II and III hereof, respectively, shall not survive the Closing and, except as provided in
Section 8.2 hereof, shall not survive any termination of this Agreement.

        Section 9.2. Survival of Covenants and Agreements. The various covenants and agreements of the parties contained herein shall survive until fully performed and satisfied (or waived) in accordance with the terms hereof.

                                   ARTICLE X.

                                  MISCELLANEOUS
                                  -------------

        Section 10.1. Fees and Expenses. Each of Seller and Buyer shall bear its own fees, costs and expenses incurred in connection with the matters contemplated hereby; provided, however, that Seller shall reimburse Buyer for his reasonable out-of-pocket expenses incurred in connection with the Transaction in an amount not to exceed $50,000. This limitation on Buyer's out-of-pocket reimbursement shall not affect Buyer's rights under Section 4.7 hereof and Section 4.10 hereof or under the Registration Rights Agreement.

        Section 10.2. Further Assurances. From time to time after the Closing Date, at the reasonable request of the other party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the matters contemplated hereby.

        Section 10.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                             If to Buyer, to:

                             J. Christopher Flowers
                             4 East 70th Street
                             New York, New York 10021
                             Facsimile: (212) 517-3933

                             with a copy to:

                             Willkie Farr & Gallagher
                             787 Seventh Avenue
                             New York, NY 10019-6099
                             Facsimile: (212) 728-8111
                             Attention: Thomas M. Cerabino, Esq.

                             If to Seller, to:

                             The Enstar Group, Inc.
                             172 Commerce Street, 3rd Floor
                             Montgomery, AL 36104
                             Facsimile: (334) 834-2530
                             Attention: Mr. Nimrod T. Frazer

                             with a copy to:

                             King & Spalding
                             191 Peachtree Street
                             Atlanta, Georgia 30303-1763
                             Facsimile: (404) 572-5145
                             Attention: William R. Spalding, Esq.

        All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmissions upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        Section 10.4. Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

        Section 10.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other party hereto.

        Section 10.6. No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and his permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

        Section 10.7. Interpretation.

             (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

             (b) As used in this Agreement, the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

             (c) As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

             Section 10.8. Arbitration. Each of Seller and Buyer agrees as follows:

             (a) Seller and Buyer shall attempt in good faith to resolve promptly any dispute, controversy or claim under or in connection with this Agreement by negotiations. If any such dispute, controversy or claim should arise, the parties or representatives of each such party shall meet at least once to attempt to resolve the matter. Any such representative may request the other representatives to meet within 14 days after delivery of written notice to the others of any such dispute, controversy, or claim, at a mutually agreed time and place.

             (b) If the matter has not been resolved pursuant to negotiations within 60 days after the first meeting of the representatives (which period may be extended by mutual agreement), the matter shall be settled exclusively by arbitration (except as provided in Section 10.8(f)) conducted by three arbitrators in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. Sections 1-16), and in accordance with the Center for Public Resources, Inc.'s Rules (the "Rules for Arbitration") for Non-Administered Arbitration of Business Disputes. The three arbitrators shall be selected as follows: one arbitrator shall be selected by Seller, one arbitrator shall be selected by Buyer and one arbitrator shall be selected by the other two arbitrators. All arbitrators shall be individuals: (i) who meet the qualifications set forth in Rule 7 of the Rules of Arbitration,
(ii) who are attorneys or retired judges and (iii) who have past experience in settling complex litigation involving claims relating to securities and mergers and acquisitions. The arbitration of such matters in controversy, including the determination of any amount of damages, shall be final and binding upon Seller and Buyer to the maximum extent permitted by law. No such Person shall seek, and no arbitrator shall be authorized to award, any punitive damages relating to any matter arbitrated. This Agreement to arbitrate is irrevocable.

             (c) Any arbitration proceedings shall be conducted in Atlanta, Georgia or at such other location as Seller and Buyer may agree.

             (d) Any arbitration award under this Section 10.8 shall be final and binding, and judgment may be entered on such



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




award by any court having jurisdictions upon application of Seller or Buyer.

             (e) Any party to an arbitration proceeding under this Section 10.8 shall be entitled to be reimbursed by the other party for its costs and expenses incurred in connection with the arbitration proceeding, including reasonable attorneys' fees, to the extent determined by the arbitrators. The arbitrators shall assess the costs of the arbitration proceeding, including their fees, to the parties to the proceeding in such proportions as the arbitrators consider reasonable under the circumstances.

             (f) Notwithstanding anything else in this Section 10.8 to the contrary, Seller and Buyer shall be entitled to seek any equitable remedies available under the governing law from any court of competent jurisdiction, and the order or judgment of any such court shall be binding in any arbitration proceeding pursuant to this Section 10.8.

        Section 10.9. Entire Agreement. This Agreement and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

        Section 10.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof)



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




as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 10.12. Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.




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






        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                              THE ENSTAR GROUP, INC.

                                            By:/s/ Nimrod T. Frazer
                                               --------------------
                                                Name: Nimrod T. Frazer
                                                Title: Chairman, President
                                                       and CEO


                                              J. CHRISTOPHER FLOWERS

                                              /s/ J. Christopher Flowers
                                              --------------------------





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